Exhibit 4.1

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN APPLICABLE EXEMPTION FROM REGISTRATION EVIDENCED BY (IF REQUESTED BY THE COMPANY) AN OPINION OF COUNSEL TO THE HOLDER, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

THE PRINCIPAL AMOUNT OF THIS NOTE, AND INTEREST IN RESPECT THEREOF, ARE SUBORDINATED IN RIGHT OF PAYMENT TO SENIOR INDEBTEDNESS.

DIFFERENTIAL BRANDS GROUP, INC.
FORM OF SUBORDINATED CONVERTIBLE PROMISSORY NOTE

$___________	October 29, 2018

FOR VALUE RECEIVED, DIFFERENTIAL BRANDS GROUP, INC., a Delaware corporation (the “Company”), promises to pay to ________________ (“Investor”), or its registered assigns, in lawful money of the United States of America the principal sum of ___________ Dollars ($_____) (the “Initial Principal Amount”), together with any interest added to the Initial Principal Amount in accordance with the terms of this Note (the “Principal Amount”) and any accrued but unpaid interest, or such lesser amount as shall equal the outstanding Principal Amount hereof after repayments in accordance with the terms of this Note. All unpaid principal (including any interest that has been added to the principal amount of this Note), together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable, if not earlier converted, on the earlier to occur of (x) repayment in full of all principal and interest outstanding under the Second Lien Credit Agreement and (y) October 29, 2024 (the “Maturity Date”).

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

1.           Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a)       “Change in Control” shall mean a “Change in Control” as defined in the Second Lien Credit Agreement.

(b)       “Company” includes the corporation initially executing this Note and any Person which shall succeed to or assume the obligations of the Company under this Note.

(c)       “Common Stock” means the Company’s common stock, par value $0.10 per share.

(d)       “Conversion Price” means $8.00, subject to adjustment as set forth in Section 6.

(e)       “Convertible Notes” means this Note and the other Subordinated Convertible Promissory Notes issued on the date hereof (or any replacement thereof in accordance with the terms of such notes).

(f)        “Event of Default” has the meaning given in Section 4 hereof.

(g)       “Guarantor” has the meaning assigned to it in that certain Subordinated Convertible Promissory Notes Guaranty Agreement made among the Company and certain of its subsidiaries relating to the Convertible Notes.

(h)       “Hudson Notes” shall have the meaning set forth in the Second Lien Credit Agreement.

(i)        “Indebtedness” shall have the meaning set forth in the Second Lien Credit Agreement.

(j)        “Investor” means the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

(k)       “Issuance Date” means the date first written above.

(l)        “Liquidation of the Company” means, with respect to the Company, an “event of default” occurs under section 7.01(h) or (i) of the Second Lien Credit Agreement.

(m)      “Market Value” with respect to a share of Common Stock as of any date shall mean (1) if the Common Stock is quoted on a Principal Market, the VWAP on the Principal Market for preceding 20 consecutive Trading Days prior to such date, as reported by Bloomberg Finance L.P. or other reputable source, or (2) if the Common Stock is not quoted on a Principal Market, as mutually determined by the Company and the Investor; provided, in the case of subclause (2), if the parties cannot reasonably agree on the Market Value, the Market Value shall be based on the price established by an independent appraiser selected by the Investor and reasonably acceptable to the Company (the fees and expenses for such appraiser shall be borne 50% by the Company, on the one hand, and 50% by the Investor who requested such appraisal, on the other hand.)

(n)       “Majority Noteholders” means, as of any date, holders of Convertible Notes the Principal Amount of which represent a majority of the Principal Amount of all of the Convertible Notes as of such date.

(o)       “Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company or the Guarantors to the Investor of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Note, the Subscription Agreement, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company or the Guarantors hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

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(p)       “Person” means and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(q)       “Principal Market” means any of the national exchanges (i.e. NYSE, NYSE AMEX, Nasdaq), or principal quotation systems (i.e. OTCQX, OTCQB, OTC Pink, the OTC Bulletin Board), or other principal exchange or recognized quotation system which is at the time the principal trading platform or market for the Common Stock.

(r)       “Second Lien Credit Agreement” means that certain Second Lien Credit Agreement dated as of October 29, 2018 among the Company, the lenders party thereto and U.S. Bank National Association, as administrative agent and collateral agent, as, such agreement may be amended or modified from time to time in accordance with the terms thereof.

(s)       “Securities Act” shall mean the Securities Act of 1933, as amended.

(t)       “Senior Indebtedness” shall mean any Indebtedness of the Company secured by a lien, mortgage, pledge, charge, security interest or encumbrance on any asset of the Company.

(u)       “Subscription Agreement” means the Subscription Agreement, dated as of October 29, 2018, by and among the Company and the subscribers party thereto, pursuant to which the Company sold to such subscribers shares of Common Stock and this Note.

(v)       “Trading Day” means a day on which the Principal Market on which the Common Stock is quoted is open for the transaction of business.

(w)      “VWAP” shall mean for any date, (a) if the Common Stock is then listed or quoted on a national exchange as included in the term Principal Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on such national exchange on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P.

2.           Interest. This Note shall not initially bear interest. From and after April 29, 2019, this Note shall bear interest at the rate of 12.0% per annum multiplied by the Principal Amount of the Note as of the previous interest payment date. From and after October 29, 2019, the Note shall bear interest at the rate of 16.0% per annum multiplied by the Principal Amount of this Note as of the previous interest payment date. Interest payment dates shall be each January 31, April 30, July 31, and October 31.

To the extent that the Company is unable to pay cash interest on this Note on each interest payment date because of restrictions in the Company’s debt agreements, an amount equal to the unpaid interest then due shall be added to the Principal Amount of this Note (such additional amount, the “PIK Principal”), without any action by the Company or the Investor.

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The Company may, at any time and at its sole option, elect to prepay the entirety of aggregate then-outstanding PIK Principal, plus any accrued and unpaid interest on such PIK Principal, at any time (an “Optional PIK Prepayment”). Optional PIK Prepayments may be paid in cash.

In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by the Company, then such excess sum shall be credited by the Investors as a payment of principal.

3.           Prepayment. From and after the date hereof until October 29, 2019, upon consummation of any sales of Common Stock by the Company for cash, the Company may, on at least ten (10) days’ prior written notice to the Investor, prepay this Note in whole but not in part solely with the net proceeds of such sale of Common Stock in an amount equal to the greater of (x) the Principal Amount of the Note, together with accrued interest through and including the date of prepayment, or (y) the value equal to (i) the number of shares of Common Stock that would be received upon conversion of this Note on the repayment date multiplied by the Market Value as of the date of such notice, plus (ii) any accrued but unpaid interest that has not been added to the Principal Amount of this Note on the date of such prepayment (such greater amount, the “Prepayment Amount”). Except as set forth in this section, the Note shall not be prepayable. Notwithstanding the foregoing, the Note shall be prepayable in whole but not in part: (A) from October 29, 2019 through October 29, 2021 only upon a Change in Control or a Liquidation of the Company, or (B) from October 29, 2021 until the Maturity Date, in each case on at least ten (10) days’ prior written notice to the Investor. In the event of a prepayment pursuant to the previous sentence, the Company may prepay this Note in whole but not in part in an amount equal to the Prepayment Amount.

The Investor shall have all rights available to it pursuant to this Note, including conversion rights, through the date of any prepayment described in the foregoing sentences.

4.           Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)       the Company fails to pay the Principal Amount of this Note, or any other amount due under this Note, when due and payable and such failure continues for five (5) days;

(b)       the Company fails to observe or perform in any material respect any of its covenants or obligations contained in this Note or the Subscription Agreement and such failure continues for more than thirty (30) days after delivery of written notice thereof;

(c)       any representation or warranty made or deemed made by the Company to the Investor in the Subscription Agreement is incorrect in any material respect on the date as of which such representation or warranty was made or deemed made; or

(d)       any Event of Default (as defined in the Second Lien Credit Agreement) shall have occurred and be continuing after lapse of any applicable grace period.

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5.           Rights of Investor upon Default. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Majority Noteholders may, by written notice to the Company, declare all outstanding Obligations to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Subscription Agreement to the contrary notwithstanding. Upon the occurrence of any Event of Default based upon an event described in Section 7.01(h) or (i) of the Second Lien Credit Agreement (as in effect on the Issuance Date), immediately and without notice, all outstanding Obligations shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Subscription Agreement to the contrary notwithstanding.

6.           Conversion.

(a)          The Investor may, at the Investor’s option at any time after October 29, 2019, while any Principal Amount remains outstanding, convert all but not less than all of the then-outstanding Principal Amount (the “Conversion Amount”), into the number of fully paid and non-assessable shares of Common Stock (the “Conversion Shares”) determined by dividing the Conversion Amount by the Conversion Price then in effect. The Investor may exercise the right to convert all of the Conversion Amount by delivering to the Company (i) an executed and completed notice of conversion in the form attached to this Note as Exhibit A (the “Notice of Conversion”) to the Company and (ii) this Note. The business day on which a Notice of Conversion and this Note are delivered to the Company in accordance with the provisions hereof shall be deemed a “Conversion Date.” The Company will transmit the certificates representing Conversion Shares issuable upon such conversion of this Note to the Investor via express courier within a reasonable time after the Conversion Date. No fractional shares shall be issued upon conversion of this Note. The amount of any of the Conversion Amount which is less than a whole share of Common Stock shall be paid to the Investor in cash. Any delay due to such circumstance shall not be an event of default under this Note.

(b)          The Principal Amount of this Note, and any accrued interest thereon, shall be extinguished upon the proper receipt by the Investor of the Conversion Shares due upon such Notice of Conversion.

(c)          The Conversion Price shall be adjusted as follows:

(i)       If the Company shall at any time after the Issuance Date subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased, and conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(ii)       If the Company shall at any time or from time to time after the Issuance Date makes, or fixes a record date for the determination of Investors of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price shall be proportionately reduced; provided, however, that if such record date is fixed and such dividend is not fully paid, or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed to reflect that such dividend was not fully paid or that such distribution was not fully made.

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(d)       If Company at any time or from time to time after the Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of Company other than shares of Common Stock, then and in each such event provision shall be made so that Investor shall receive upon exercise of the conversion right of this Note, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of Company which Investor would have received had the Conversion Amount of this Note been exercised on the date of such event and had it thereafter, during the period from the date of such event to and including the date of conversion or purchase, retained such securities receivable during such period.

(e)       If the Common Stock issuable upon the conversion of this Note or option to purchase is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a transaction described elsewhere in this Section 6), then, and in any such event, each Investor shall have the right thereafter, upon conversion of this Note or purchase pursuant to option to receive the kind and amount of stock and other securities and property receivable upon such reorganization or other change, in an amount equal to the amount that Investor would have been entitled to had it immediately prior to such reorganization, reclassification or change converted this Note, but only to the extent this Note is actually converted, all subject to further adjustment as provided herein.

7.           Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Majority Noteholders; provided, however, that no such consent shall amend the Principal Amount of this Note, reduce the interest rate with respect to this Note, modify the Maturity Date, amend or modify the Conversion Price or amend or modify the subordination provisions of this Note without the consent of the then-current holder of this Note. No such waiver or consent in any one instance shall be construed to be a continuing waiver or a waiver in any other instance unless it expressly so provides.

8.           No Rights as a Stockholder. Nothing contained in this Note shall be construed as conferring upon the Investor or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company and, except as otherwise expressly provided herein, no dividends or other distributions shall be payable or accrued in respect of this Note or the interest represented hereby or the shares of Common Stock to be obtained upon conversion hereunder until, and only to the extent that, this Note shall have been converted.

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9.           Governing Law; Waiver of Jury Trial. This Note and all actions arising out of or in connection with Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York or of any other state. The parties hereto agree that all proceedings concerning the interpretations, enforcement and defense of this Note shall be commenced exclusively in the state and federal courts sitting in New York City, State of New York. The parties hereto irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in the State of New York. THE PARTIES EACH HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS NOTE OR ANY OTHER AGREEMENTS RELATING THERETO OR ANY DEALINGS BETWEEN THEM RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY.  The scope of this waiver is intended to be all encompassing of any and all actions that may be filed in any court and that relate to the subject matter of the transactions contemplated hereby, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each party acknowledges that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings.  Each party further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS NOTE OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO.  IN THE EVENT OF AN ACTION, THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY A COURT.

10.         Successors and Assigns. Subject to the restrictions on transfer and assignment described in Section 11 and Section 12, the rights and obligations of the Company and Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

11.         Transfer of this Note. This Note may not be transferred by the Investor except as provided the Stockholders Agreement.

12.         Assignment by the Company. The rights, interests or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Investor.

13.         Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder will be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Company:

Differential Brands Group Inc.

1231 S. Gerhart Ave.

Commerce, CA 90022

Attn:  Lori Nembirkow

Fax: 323-837-3791

If to the Investor:

Attn:  [___________]
[________________]

[________________]

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Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient.  Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other notice in the manner herein set forth, provided that no change in a Holder’s notice address shall be effective unless such change is received and acknowledged by the Working Capital Lender and the Term Loan Agent.

14.         Pari Passu Convertible Notes. Investor acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Convertible Notes. In the event Investor receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Convertible Notes, then Investor shall hold in trust all such excess payments for the benefit of the holders of the other Convertible Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

15.         Default Rate. During any period in which an Event of Default has occurred and is continuing, the interest rate on the unpaid Principal Amount shall increase by two percent (2%) per annum.

16.         Expenses. Each party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Note, including all fees and expenses of agents, representatives, financial advisors, legal counsel, and accountants. If action is instituted to collect this Note, the Company promises to pay all reasonable and documented costs and expenses of collection and enforcement of this Note when incurred, including the Investor’s reasonable and documented attorneys’ fees and legal and court costs in connection therewith, including any incurred on appeal or in connection with bankruptcy or insolvency, whether or not any lawsuit or proceeding is ever filed with respect hereto.

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17.         Construction. The parties have participated jointly in the negotiation and drafting of this Note.  If an ambiguity or question of intent or interpretation arises, this Note will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Note.  Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise.  The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.”  Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.  The words “this Note,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Note as a whole and not to any particular subdivision unless expressly so limited.  The parties intend that each representation, warranty, and covenant contained herein will have independent significance.  If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant

18.         Unsecured Obligations; Senior. This Note and the amounts payable hereunder, including principal and accrued interest shall be unsecured obligations of the Company, and shall be senior in right of payment and otherwise to all Indebtedness of the Company presently existing or hereinafter incurred by the Company from time to time other than any Senior Indebtedness, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to this Note, in which case such Indebtedness shall not constitute Senior Indebtedness. The Company agrees, and Investor by accepting this Note agrees, that this Note and the amounts payable hereunder, including principal and accrued interest, are subordinated in right of payment and otherwise to the prior payment in full of all Senior Indebtedness (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Indebtedness. Investor agrees at the request of the Company to deliver such other agreements and instruments as the Company may reasonably request from time to time as may be necessary to effectuate the intent and purposes of this Section 18. The Company and the Investor intend for this Note and the amounts payable hereunder be treated pari passu to the Hudson Notes.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

DIFFERENTIAL BRANDS GROUP, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO CONVERTIBLE PROMISSORY NOTE]

EXHIBIT A
NOTICE OF CONVERSION

Reference is made to that Convertible Promissory Note dated October 29, 2018 (the “Note”) in the original principal amount of $_______________ issued to the undersigned by Differential Brands Group, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Note.

Pursuant to Section 6 of the Note, the undersigned hereby irrevocably elects to convert $______________ in Principal Amount of the Note outstanding on the date hereof into shares of Common Stock (“Conversion Shares”) at the Conversion Price in effect on the date hereof and on the terms and subject to the conditions set forth in Section 6 of the Note.

If the Conversion Shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to undersigned for any conversion except as provided herein.

Name:
Signature:
Date:

Exact name in which Conversion Shares should be issued:

Address to which certificates representing Conversion Shares should be delivered: